EXHIBIT 99.1

Superconductor Technologies Reports 2014 Fourth Quarter and Year-End Results

– Shipped Conductus HTS wire for high power superconducting cable demonstration project –

– Generated gross proceeds of $1.8 million through warrant exercises subsequent to year-end –

AUSTIN, Texas, March 11, 2015 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (STI) (Nasdaq:SCON), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the quarter and year ended December 31, 2014.

"During 2014, we achieved key milestones in wire performance, customer development and deployment of high capacity production equipment," Jeff Quiram, STI's president and chief executive officer, stated. "These important accomplishments position STI to complete the customer qualification activities necessary to secure commercial customer agreements and to then produce Conductus® wire on a commercial scale in the coming months."

2014 Highlights

  Expanded customer base by doubling our customer count from 15 to 31.
  Secured multiple orders for certification testing from large, multi-national industrial companies.
  Entered into a strategic agreement with the Robinson Institute, an expert in the development of innovative superconducting products, to utilize Conductus HTS wire for rotating machines, transformers, scientific magnets, and MRI applications, a relationship that helps expand STI's reach into Asian markets.
  Continued to innovate, improving Conductus wire performance to 730Amps/cm at 77K self field.
  Successfully completed a full pilot production ramp and validated equipment design for full scale production.
  Completed the assembly and achieved operational status of the company's Conductus wire production system, greatly expanding the installed annual capacity of Conductus wire from 4 kilometers to 750 kilometers in 2015 and beyond.
  Joined with highly regarded members of the superconductivity community including LS Cable, Nexans and RWE to showcase the value proposition of superconducting fault current limiters (SFCLs) and high power superconducting cables (HPSCs) at CIGRE 2014.
  Awarded a key US patent pertaining to the optimized composition of Rare Earth barium copper oxide (ReBCO) thin film superconductors using the RCE-CDR process, further strengthening STI's IP portfolio for the manufacturing of high performing, economical and commercially scalable ReBCO thin films.
  Completed the sale of STI's equity interest in Resonant Inc. for $3.6 million, successfully executing on STI's continuing objective to monetize the value of non-core intellectual property.

"Then in early March 2015, STI successfully shipped 500 Amp Conductus wire including the required finishing layers to begin assembly of the high power superconducting cable demonstration project. This represented an important milestone as we continue to expect that this cable, which utilizes many strands of Conductus wire in a live test environment, will successfully carry thousands of amps and achieve a new record in superconducting power cable performance. We look forward to assisting our customer to achieve the expected results for this project."

"Reliable power delivery is essential to the success of the electrical grid worldwide. To address the ongoing challenge of power outages, which cost billions of dollars and continue to increase, SFCLs are being sold to power utilities by global electrical equipment companies. The increasing demand for SFCLs highlights the need for a reliable supply of HTS wire for this innovative application. We believe the transition from our pilot production system to full production will enable STI to meet the industry challenges of price, performance and availability facing the HTS wire market today. We are accomplishing significant improvement in the wire performance from our new production system as we prepare to deliver longer lengths of Conductus wire to meet the expected customer demand," Quiram added.

Fourth Quarter Highlights

During the quarter STI shipped Conductus wire to nine customers: four new and five existing. Of these customers, six are in Stage 1 evaluation, which includes wire characterization and performance testing, and three are in Stage 2, which involves significantly more rigorous testing to simulate devices for commercial deployment. Fourth quarter wire shipments focused on high power magnets, SFCLs and high power cables.

STI's fourth quarter 2014 net revenues were $82,000 compared to $86,000 in the third quarter of 2014 and $150,000 in the fourth quarter of 2013. Revenue for all periods was primarily from legacy wireless products. Net loss for the fourth quarter 2014 was $2.8 million, or a loss of $0.22 per basic and diluted share, compared to a net loss of $2.4 million, or a loss of $0.19 per basic and diluted share, in the third quarter of 2014, and a net loss of $3.9 million, or a loss of $0.34 per basic and diluted share, in the fourth quarter of 2013.

For the full year 2014, total net revenues were $632,000, compared to $1.7 million for 2013. The net loss for 2014 was $8.3 million, or $0.64 per share, including a one-time gain of $3.6 million recognized in the second quarter from the company's investment in Resonant Inc., compared to $12.2 million, or $1.71 per share, for 2013.

As of December 31, 2014, STI had $1.2 million in cash and cash equivalents. Subsequent to year-end in February 2015, STI received gross proceeds of $1.8 million resulting from the exercise of 916,857 outstanding warrants in connection with an agreement with the holders of such warrants that reduced the warrant exercise for all August 2013 warrants from $2.57 per share to $2.00 per share.

Investor Conference Call

STI will host a conference call and simultaneous webcast today, March 11th at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time to discuss its results. Participating in the call will be Jeff Quiram, president and chief executive officer; and Bill Buchanan, vice president and chief financial officer. To listen to the call live, please dial 1-888-417-8533 at least 10 minutes before the start of the conference. International participants may dial 1-719-457-2697. The conference ID is 6966067. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on March 16th by dialing 1-888-203-1112 or 1-719-457-0820, and entering pass code 6966067. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc. is a global leader in superconducting innovation. Its Conductus® superconducting wire platform offers high performance, cost-effective and scalable superconducting wire. With 100 times the current carrying capacity of conventional copper and aluminum, superconducting wire offers zero resistance with extreme high current density. This provides a significant benefit for electric power transmission and also enables much smaller or more powerful magnets for motors, generators, energy storage and medical equipment. Since 1987, STI has led innovation in HTS materials, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than 20 years STI utilized its unique HTS manufacturing process for solutions to maximize capacity utilization and coverage for Tier 1 telecommunications operators. Headquartered in Austin, TX, Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; our need to materially grow our revenues from commercial operations and/or to raise additional capital (which financing may not be available on acceptable terms or at all) in the very near future, before cash reserves are depleted (which reserves are expected to be sufficient well into the second quarter of 2015), to implement our current business plan and maintain our viability; and the performance and use of our equipment to produce wire in accordance with our timetable; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; the possibility of delays in customer evaluation and acceptance of our HTS wire; the limited number of potential customers; the limited number of suppliers for some of our components and our HTS wire; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; the impact of competitive products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations (whether through registered direct offerings or otherwise), and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any financing activity on the level of our stock price, which may decline in connection with the sales under registered direct offerings or otherwise; the dilutive impact of any issuances of securities to raise capital; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2014 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

Investor Relations Contact

Cathy Mattison or Kirsten Chapman
LHA   +1-415-433-3777   invest@suptech.com

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Year Ended
	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013
	unaudited		unaudited	audited

Net revenues	$ 82,000	$ 150,000	$ 632,000	$ 1,710,000

Costs and expenses:
Cost of commercial product revenue	446,000	141,000	1,558,000	1,051,000
Research and development	1,475,000	1,349,000	5,992,000	6,073,000
Selling, general and administrative	1,394,000	1,159,000	5,389,000	5,068,000
Total costs and expenses	3,315,000	2,649,000	12,939,000	12,192,000

Loss from operations	(3,233,000)	(2,499,000)	(12,307,000)	(10,482,000)

Other Income and Expense
Gain (loss) from investment in Resonant LLC	--	--	3,142,000	(238,000)
Adjustments to fair value of warrant derivatives	384,000	(1,466,000)	480,000	(1,551,000)
Other income	1,000	132,000	434,000	140,000
Other expense	--	(42,000)	--	(42,000)
Net loss	$ (2,848,000)	$ (3,875,000)	$ (8,251,000)	$ (12,173,000)

Basic and diluted loss per common share	$ (0.22)	$ (0.34)	$ (0.64)	$ (1.71)

Weighted average number of common shares issued and outstanding	13,020,081	11,527,366	12,793,929	7,123,817

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$ 1,238,000	$ 7,459,000
Accounts receivable, net	86,000	6,000
Inventory, net	74,000	76,000
Prepaid expenses and other current assets	358,000	437,000
Total Current Assets	1,756,000	7,978,000

Property and equipment, net of accumulated depreciation of $4,908,000 and $11,626,000, respectively	7,902,000	5,473,000
Patents, licenses and purchased technology, net of accumulated amortization of $794,000 and $722,000, respectively	886,000	888,000
Other assets	255,000	501,000
Total Assets	$ 10,799,000	$ 14,840,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 762,000	$ 703,000
Accrued expenses	455,000	637,000
Current portion of derivative fair value - warrants	946,000	--
Total Current Liabilities	2,163,000	1,340,000

Other long term liabilities	4,634,000	6,194,000
Total Liabilities	6,797,000	7,534,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized, 328,925 and 328,925 issued and outstanding, respectively	--	--
Common stock, $.001 par value, 250,000,000 shares authorized, 14,264,041 and 11,634,950 shares issued and outstanding, respectively	14,000	12,000
Capital in excess of par value	286,356,000	281,411,000
Accumulated deficit	(282,368,000)	(274,117,000)
Total Stockholders' Equity	4,002,000	7,306,000

Total Liabilities and Stockholders' Equity	$ 10,799,000	$ 14,840,000

SUPERCONDUCTOR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (8,251,000)	$ (12,173,000)	$ (10,928,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	1,332,000	1,276,000	313,000
Stock-based compensation expense	862,000	492,000	854,000
Provision for excess and obsolete inventories	--	--	270,000
Write off of intangibles	--	93,000	213,000
Adjustment to fair value of warrant derivatives	(480,000)	1,551,000	--
(Gain) loss on disposal of property and equipment	(114,000)	239,000	(92,000)
(Gain) loss from investment in Resonant LLC joint venture	(3,142,000)	238,000	--
Changes in assets and liabilities:
Accounts receivable	(80,000)	116,000	(61,000)
Inventory	2,000	(25,000)	1,289,000
Prepaid expenses and other current assets	79,000	(122,000)	159,000
Patents and licenses	(70,000)	(160,000)	(199,000)
Other assets	62,000	(148,000)	9,000
Accounts payable, accrued expenses and other liabilities	(225,000)	324,000	(53,000)
Net cash used in operating activities	(10,025,000)	(8,299,000)	(8,226,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sale of Resonant Shares	3,327,000	--	--
Purchase of property and equipment	(3,704,000)	(818,000)	(3,588,000)
Net proceeds from sale of property and equipment	96,000	98,000	92,000
Net cash used in investing activities	(281,000)	(720,000)	(3,496,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	--	--	(120,000)
Net proceeds from sale of common stock	--	12,844,000	9,311,000
Net proceeds from sale of warrants	4,085,000	--	--
Net cash provided by financing activities	4,085,000	12,844,000	9,191,000
Net increase (decrease) in cash and cash equivalents	(6,221,000)	3,825,000	(2,531,000)
Cash and cash equivalents at beginning of year	7,459,000	3,634,000	6,165,000
Cash and cash equivalents at end of year	$ 1,238,000	$ 7,459,000	$ 3,634,000